Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is entered into this 13th day of August, 2018, between Ray Risley (“Executive”) and Del Frisco’s Restaurant Group, Inc. and DFRG Management, LLC (collectively “Employer”). Executive and Employer are sometimes collectively referred to herein as the “Parties,” and individually, a “Party.” The “Effective Date” of this Release Agreement shall be the eighth (8th) day after this Agreement has been signed by Executive and the revocation period described in Section 16 of this Separation Agreement and General Release (the “Agreement”) has expired and Executive has not exercised his right of revocation.
WITNESSETH:
WHEREAS, Executive was employed by Employer as President of Del Frisco’s Double Eagle Steak House pursuant to that certain Employment Agreement executed between the Employer and Executive on or about January 4, 2017 (“Employment Agreement”), which superseded all previous agreements between the Parties;
WHEREAS, the Employment Agreement referenced Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan (“LTI”), and Del Frisco’s Restaurant Group NQ Deferred Compensation Plan (“Deferred Comp.”) (collectively the “Plans”) applicable to Executive, and the Parties agree that the rights, liabilities and obligations of the Parties, if any, under such Plans, shall be governed by the terms of such executed Plans, or executed documents under such Plans, and shall be unaffected hereby, except to the extent that Executive’s employment with the Employer shall end, subject to Executive’s execution of this Agreement and the revocation period described herein has expired, on the 25th day of September 2018 (Termination Date) and that Employer shall have no further obligation to Executive regarding such Plans after the Termination Date, except as such Plans may specify in writing;
WHEREAS, in the event Executive refuses to sign this Agreement or revokes it in a timely manner pursuant to Section 16 herein, his Termination Date shall be effective immediately, subject to Employer’s payment to Executive thirty (30) day’s pay in lieu of notice. In such case, Executive shall not be entitled to any Separation Benefits (as defined in this Agreement). During such thirty (30) day pay period in lieu of notice, Executive shall perform no duties for the Company, shall not be in contact with any of Employer’s employees, nor have access to any of the Employer’s offices, devices, or property.
WHEREAS, the Employment Agreement referenced certain grants of RSU and PSU to Executive, and pursuant to said Employment Agreement any unvested RSU and PSU are forfeited as a result of termination of Executive’s employment with Employer, and the rights of Executive with respect to any vested RSU or PSU shall be governed by the terms of the LTI or any written grant or award agreement executed by the Parties;
WHEREAS, the Parties confirm that there are no other agreements (verbal or written) between them other than the aforementioned Employment Agreement, Deferred Comp. and LTI, and this Agreement; and
WHEREAS, the Parties desire to completely resolve all matters and disputes that may now exist or may hereafter arise relating to any and all matters between them, including but not limited to the hiring, employment, compensation, benefits, and termination of the employment relationship between Executive and the Employer, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Recitals Incorporated. The above-referenced recital Sections are incorporated into this Release Agreement as if they were set forth in full herein.
2.Resignation from Employment. As consideration for Executive’s execution of this Agreement, Employer will consider Executive to have voluntarily resigned his employment effective September 25, 2018 (Termination Date). As further consideration, Employer will not dispute any claim for unemployment compensation benefits made by Executive. Except as otherwise expressly provided in this Agreement, all benefits and compensation, perquisites, deferred compensation and matching contributions, contributions or participation in LTI or Deferred Comp. Plan, and any equity, units, stock, options, RSU, PSU, and any other rights of Executive with the Employer or its holder, parent or subsidiary entities, or any Affiliate (as defined below), including claims or rights to any form of incentive or bonus pay, shall cease as of the Termination Date, and no further salary, bonus, stock, equity, options, RSU, PSU, incentives, benefits or payments shall be due from, owed, or paid by the Employer to Executive. As of the Termination Date, Executive shall no longer be eligible to make contributions in the Deferred Compensation Plan, and Employer shall not longer make any match funding on Executive’s behalf to the Deferred Compensation Plan, nor shall Executive be eligible to participate in the LTI. As Executive was not a participant in the 401(k) Plan made available to Executives of the Employer, he is not entitled to any benefits therein. Executive’s rights with respect to monies in the Deferred Compensation Plan and/or units in the LTI shall be determined in accordance with the terms of such Plan(s). This Agreement shall not be deemed an amendment to any benefit plan, and the Employer reserves the right to establish, amend or terminate any such benefit plan. “Affiliate” as used in this Agreement means a party, person, or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract, or similar arrangement.
3.Non-Disparagement.     Subject to the provisions of this Agreement, Executive will not disparage Employer, its holding, parent or subsidiary entities, or any Affiliate or existing or former officer, director, investor, executive, products, practices, services, operations, ethics, management, policies, standards, or methods in any way, at any time. In response to any inquiries from prospective employers regarding Executive’s employment with Employer, Employer will provide a neutral letter of reference (dates of employment, position(s) held and salary at the time of separation from employment) and will indicate that Executive resigned his employment. Nothing in this paragraph shall preclude Executive from testifying honestly if required by law in a proceeding or from participating fully in a governmental investigation.
4.Payment in Exchange for Covenants. Executive shall be paid all earn salary through the Termination Date, which amount shall be Executive’s bi-weekly base salary from the date referenced in the first sentence of this Agreement through September 25, 2018, less required withholdings, consistent with Company’s standard payroll practices and continuation of his car allowance through September 25, 2018. In consideration of the covenants and promises contained in this Agreement, in reliance on Executive’s covenants to comply with his obligations under Sections 4, 5, 6, 7 and 13 of the Employment Agreement which extend beyond the Termination Date, and in further consideration for Executive’s execution of this Agreement, and after expiration of the Revocation Period set forth in Section 16 below and conditioned on Executive not revoking this Agreement within the period set forth in Section 16 herein, the Employer will: commence payments to Executive equal to his then bi-monthly Base Salary, minus required state and federal withholdings, on the next scheduled payroll date of the Employer that follows expiration of the Revocation

Period and the Termination Date, for a period of twelve (12) months payable thereafter on each successive regularly scheduled payroll date in accordance with the Employer’s established payroll practices (“Severance Pay”); provide Executive COBRA continuation coverage under the Employer’s medical plan for twelve (12) months after the Termination Date, in accordance with applicable law at the Employer’s sole expense (“COBRA Continuation Benefits”), provided that the Executive elects COBRA continuation, and is not, and does not become enrolled in another group health plan, and that such payments do not adversely impact the Employer’s health plans under IRS or DOL regulations; provide out placement services for Executive (“Outplacement Services”) for a period of time not to exceed twelve (12) months from the Termination Date or until Executive secures new employment whichever occurs sooner,: and payment for Executive’s continued participation in Executive Coaching (“Executive Coaching”), for six (6) months from the Termination Date, or when Executive obtains new employment, whichever occurs sooner (collectively, “Severance Pay,” “COBRA,” Continuation Benefits,” “Outpatient services,” and “Executive Coaching” shall be referred to as “Severance Benefits”). Notwithstanding the foregoing, in the event Executive breaches any of the provisions in Sections 4, 5, 6, 7 or 13 of the Employment Agreement, all further Severance Benefits and any other payment amounts pursuant to this Agreement, if any, shall cease immediately and Executive shall forfeit the right to any such further payments, and Employer may enforce its rights for Executive's violation of such provisions in the manner specified in the Amended Employment Agreement.
5.Survivor Rights. In the event of Executive’s death after execution of this Agreement, this Agreement shall operate in favor of his estate (“Estate”); provided, however, in the event of Executive’s death, the Employer may accelerate all remaining sums owed to Executive pursuant to this Agreement and pay such amount, discounted to present value, in a lump sum to Executive’s Estate.
6.Duty of Cooperation. After the Termination Date and during the Severance Benefit period, Executive agrees to cooperate with the Employer, the Released Parties (as defined below) and Affiliates by providing information, advice and assistance as requested by the Employer’s CEO and/or his designee, in connection with any business matters, regulatory or administrative issues, or in the defense or prosecution of any claims, charges, lawsuits, or administrative or regulatory issues now in existence or which may arise in the future pertaining to, or filed against or on behalf of the Employer, the Released Parties, or Affiliates, and which relate to activities, events or occurrences that transpired while Executive was employed by the Employer or within Executive’s knowledge. Executive’s assistance pursuant to this Section shall be as an independent consultant and at no time after the Termination Date shall Executive be an employee of the Employer or entitled to any employment-related benefits. Executive’s assistance to the Employer pursuant to this Section is not exclusive, and he is free to perform services or accept employment with any other entity subject to the provisions of the Employment Agreement. Executive understands that in any such matters arising under this Section, or otherwise, including any legal action, investigation, review or testimony, the Employer expects Executive to provide only accurate and truthful information.
7.Release.
(a)In consideration for the promises by Employer herein, and for the above-described payments of Severance Benefits, and except as otherwise provided in this Agreement, Executive hereby unconditionally and absolutely releases and discharges Del Frisco’s Restaurant Group Inc., DFRG Management LLC and all related holding, parent or subsidiary entities, and each of their Affiliates, former or existing employees, directors, officers, members, executives, agents, attorneys, stockholders, insurers, investors, successors and/or assigns (collectively referred to as the “Released Parties”), from any and all liability, costs, attorney’s fees, claims, demands causes of action, bonus, stock, options, units or equity or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them on or prior to the date Executive executes this Agreement, including, but not limited to, Executive's recruitment, hiring, employment, terms and conditions of such employment, including compensation, bonus, RSU, PSU, equity, shares, stock, options, or incentive pay, the termination of Executive’s employment, and/or claims under the Employment Agreement. This release includes, without limitation, a release of all claims arising under any local, state or federal statute, ordinance, regulation or common law regulating or affecting employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 or 1983, The Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 and Older Worker's Benefit Protection Act of 1990 [except for Executive’s right to contest the validity of this Agreement under such law], the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Federal Credit Reporting Act, the False Claims Act, the Sarbanes Oxley Act, claims involving marital status, religion, veteran status, sexual orientation, medical condition or any other anti-discrimination, anti-retaliation, or whistle-blower laws, claims for violation of public policy, wrongful discharge, breach of express or implied contract, or implied covenant of good faith and fair dealing, or any other applicable federal, state, or local statute relating to payment of wages; claims concerning recruitment, salary rate, severance pay (including without limitation enhanced, additional, or greater severance pay), wages, bonuses, RSU, PSU, incentive pay, stock, options, or any other form of equity or its value, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, fraud, negligence or gross negligence claims, contracts, or other claims which might have been asserted by Executive or on Executive's behalf in any suit, charge, demand, cause of action, or claim against Employer or the Released Parties, including any federal, state or local statutory provision or ordinance that any current or former employee may assert against an employer. Executive hereby relinquishes rights to future employment with the Employer or Released Parties, and this Agreement shall be a bar to any claims connected with enforcement of this provision.
(b)This release shall not (i) include any rights or claims that may arise after the date Executive executes this Agreement or that cannot lawfully be waived or (ii) bar Executive from seeking to enforce, or contest the validity of, this Agreement or to pursue any rights Executive may have under any disability policy Executive acquired while employed with Employer.
(c)Executive confirms that he has not informed the Employer or Released Parties of, and is not aware of, any facts which show or lead him to believe that there has been a violation of any law, regulation or contract by the Employer or Released Parties, or conduct by the Employer or any related holding, parent or subsidiary entities, or any of their Affiliates, former or existing employees, directors, officers, executives, agents, attorneys, stockholders, insurers, or investors that, to Executive’s knowledge, violates any government regulation, contract or ethics requirements. This Agreement does not prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, wrongdoing, safety or abuse to a designated investigative or law enforcement representative of any state or federal department or agency authorized to receive such information by contract, regulation, or law, including the Securities and Exchange Commission (“SEC”). Subject to the above exceptions, this is intended and agreed to be a broad, full, and final release of all of Executive’s claims, if any, against the Released Parties that may lawfully be released by private agreement.
(d)Executive also acknowledges previous receipt of all wages concededly due. By signing this Agreement, Executive hereby represents and agrees that he has received all salary, wages, accrued paid time off or vacation (if applicable), bonuses, expense reimbursements, or other such sums due (other than amounts to be paid pursuant to this Agreement).
8.No Interference with Rights. The Employer and Executive (collectively the “Parties”) agree that nothing in this Agreement shall be construed to prohibit Executive from challenging illegal conduct, including without limitation filing a charge or complaint with the Equal Employment Opportunity

Commission, the SEC, and/or any other federal, state or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state or local government agency to investigate any such charge or complaint, or Executive’s ability to communicate voluntarily with any such agency. However, by signing this Agreement, Executive understands that he is waiving his right to receive individual relief based on claims asserted in any such charge or complaint, except where such a waiver is prohibited, such as an Executive's right to receive an award for any information provided to the SEC. Executive understands that this release of claims as contained in this Agreement does not extend to release any rights Executive may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits, but does include claims or retaliation under any workers compensation laws. Executive further understands that nothing in this Agreement shall be construed to prohibit him from: (a) challenging the Employer’s failure to comply with its promises to make payment and provide consideration under this Agreement; (b) asserting Executive’s right to any vested benefits to which he may be entitled pursuant to the terms of the applicable plans and/or applicable law; and/or (d) asserting any claim that cannot lawfully be waived by private agreement.
9.Binding Effect. Executive further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof, except for the provisions of the Employment Agreement which by their terms extend beyond Executive’s Termination Date, including Sections 4, 5, 6, 7 and 13 thereof.
10.Successors. Employer and Executive understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, executives, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Employer and Executive.
11.Publicity. The Parties agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law.
12.Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of Texas. This Agreement shall not be interpreted for or against either party on the grounds that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, subject to the provisions of Section 4(d) of the Employment Agreement, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, and consistent with Section 4(d) of the Employment Agreement, the provisions and parts thereof of this Agreement are declared to be severable.
13.No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Employer or the Released Parties and/or Executive.
14.Consideration Period. Executive acknowledges and agrees that he has been given twenty-one (21) days from August 13, 2018, within which to consider this Agreement and that the Employer hereby advises Executive to consult an attorney prior to executing this Agreement. Executive further acknowledges that any changes made to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive may return the executed Agreement to the Employer prior to expiration of the 21-day period but Executive acknowledges that he has not received any encouragement or pressure from the Employer to do so.
15.Representations. Executive agrees and represents that:
(a)Executive has read carefully the terms of this Agreement;

(b)Executive has had an opportunity to and is encouraged to review this Agreement with an attorney or advisor of Executive’s choosing;
(c)Executive understands the meaning and effect of the terms of this Agreement;
(d)Executive was given up to twenty-one (21) days to determine whether he wished to sign this Agreement;
(e)Executive’s decision to sign this Agreement is of his own free and voluntary act without compulsion of any kind;
(f)No promise or inducement not expressed in this Agreement has been made to Executive; and
(g)Executive has adequate information to make a knowing and voluntary waiver.
16.Revocation Rights. Following his execution of this Agreement, Executive may revoke his acceptance of the terms of this Agreement, provided such revocation is presented in writing no later than seven (7) days following Executive’s execution of the Agreement to April Scopa, Executive Vice President, Chief People Officer via facsimile to 888-223-6372 or via email to ascopa@dfrg.com. If the notice of revocation is not received (as described herein), this Agreement shall become effective and enforceable as to all Parties on the eighth day following the date the Executive signed it (the “Effective Date”). If Executive revokes or elects not to sign this Agreement within the time period permitted herein, such revocation or election shall in no way alter or affect Executive's last day of employment with the Employer (and/or any other Employer Party), which shall be August 13, 2018, with thirty (30) days pay in lieu of notice.
17.Breach of Release. If either Party brings suit or files a claim against the other Party, the Released Parties, or Affiliates for any matter released by such Party under this Release Agreement, the prevailing Party shall be entitled to enforce the terms of this Release Agreement, and recover any damages, costs, expenses and attorney’s fees incurred in connection with the enforcement of its rights herein.
18.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive:
Ray Risley

___________________________
___________________________

If to Employer:
DFRG Management, LLC
2900 Ranch Trail
Irving, TX, 75063
Attn: Executive Vice President, Chief People Officer

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.
19.Joint Preparation. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice and input of each Party, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.
20.General Acknowledgement of Medicare’s Interest. This settlement is based upon a good faith resolution of a disputed claim. The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this settlement, or Plaintiff’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this settlement.
21.Representation That Executive is Not Medicare Beneficiary. Executive declares and expressly warrants that he is not Medicare eligible, that he is not a Medicare beneficiary, and that he is not within thirty (30) months of becoming Medicare eligible; that he is not 65 years of age or older; that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he has not received Social Security benefits for twenty-four (24) months or longer; and/or that he has not applied for Social Security benefits, and/or have not been denied Social Security disability benefits and is appealing the denial.
22.Representation That No Injuries or Illness Involving Medicals Are Claimed. That No Injuries or Illnesses Involving Medicals Are Claimed. Executive affirms, covenants, and warrants that he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Employer or Released Parties under which the Employer or Released Parties could be liable for medical expenses incurred by Executive before or after the execution of this Agreement.
23.Representation That No Medical Expenses Have Been Paid By Medicare. Because Executive is not a Medicare recipient as of the date of this release, Executive is aware of no medical expenses which Medicare has paid and for which the Employer or Released Parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.
24.Entire Agreement. Executive's obligations set forth in Sections 4, 5, 6, 7 and 13 of the Employment Agreement survive Executive’s separation from the Employer and continue in effect according to the terms stated therein. Subject to the foregoing, this Agreement constitutes the entire agreement between the Parties concerning the compensation, employment, termination and Severance Benefits to Executive, and supersedes all prior agreements, commitments, representations, writings and discussions between the Parties (whether written or oral) regarding the subject matters herein. This Agreement may only be amended or modified by a writing signed by the both Parties.
25. 409A Compliance. The provisions of this Section 25, to the extent necessary, supersede any contrary provision of this Agreement. All payments hereunder shall be made on the date(s) provided herein and no request to accelerate or defer any payment under this Release Agreement shall be considered or approved for any reason, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and applicable guidance issued thereunder (“Section 409A”). All payments to be made upon a termination of employment may be made only upon a “separation from service” as defined under Section 409A (herein, a “separation from service”). Each payment hereunder is a separate “payment” within the meaning of Treasury Regulation §1.409A-2(b)(2)(iii). Subject to Section 409A, if any payment to Executive hereunder is determined in good faith by the Employer to constitute “deferred compensation” to a “specified Executive,” as defined in Section 409A, and such payments would otherwise be paid to the Executive before a date which is at least six (6) months following the date of Executive’s separation from service, said payments shall be accumulated and made without interest on the date which is six (6) months and one day following the date of Executive’s separation from service (or, if earlier, the date of death of Executive, in which case payment shall be made to Executive’s Beneficiary as soon as administratively possible, but in no event date later than ninety (90) days following the date on which Executive dies). Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Employee. The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.
26.Execution In Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Texas, and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.
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IN WITNESS WHEREOF, THE PARTIES CONFIRM THEIR ACCEPTANCE OF THIS AGREEMENT, ON THE EFFECTIVE DATE STATED ABOVE, BY AFFIXING THEIR SIGNATURES IN THE PLACE INDICATED BELOW.

EXECUTIVE:

/s/ Ray Risley
Ray Risley

EMPLOYER:
Del Frisco’s Restaurant Group, Inc.

/s/ April Scopa
April Scopa
EVP, Chief People Officer